EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS RESULTS
FOR THE 2012 FOURTH QUARTER AND YEAR
FREMONT, Calif. - FEBRUARY 27, 2013 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the fourth quarter and the year ended December 31, 2012.

Business Highlights:

•	At December 31, 2012, working capital was $42 million, with cash, cash equivalents, and restricted cash of $16.2 million.

•	Gross margin increased by five percentage points to 35.5 percent in 2012 compared to 30.4 percent 2011.

•
Excluding restructuring charges, non-GAAP operating expenses of $12.7 million in the fourth quarter of 2012 represent a decrease of $4.2 million, or 24.8 percent, as compared to $16.9 million in the fourth quarter of 2011.

•	Excluding restructuring charges, non-GAAP operating loss in 2012 decreased by $0.5 million to $14.2 million compared to $14.7 million in 2011.

•
Net loss for the fourth quarter of 2012 was $8.8 million, or a $0.15 net loss per share. This compares with a net loss of $6.0 million, or a $0.10 net loss per share, in the third quarter of 2012. Excluding restructuring charges of $3.1 million, non-GAAP net loss per share was $0.10 in the fourth quarter of 2012, compared to the non-GAAP net loss per share of $0.10 in the third quarter of 2012, excluding restructuring charges of $0.5 million.

“We finished the year continuing our strong execution against our cost reduction and gross margin improvement programs. Year over year, despite the decrease in industry demand in the second half of 2012, we improved our gross margin by five percentage points and excluding restructuring charges, reduced our operating expenses by $11.8 million.” noted Dr. Fusen Chen, Mattson Technology's president and chief executive officer. In addition, leaving the first quarter of 2013 with the completion of Phase IV of our cost-reduction program, we expect our quarterly operating expense run-rate to approximate $10 million and our quarterly net sales cash flow breakeven level to be mid to high $20 million.”
Dr. Chen concluded, “When the business demand returns, we believe that we will be well positioned to grow net sales through key product penetrations, able to leverage our streamlined operations for strong profitability and cash generation.”

Fourth Quarter 2012 Financial Results
Fourth quarter 2012 net sales of $20.7 million increased $0.3 million, or 1.7 percent, compared to $20.4 million in the third quarter of 2012, and decreased $21.0 million, or 50.3 percent, compared to $41.7 million in the fourth quarter of 2011.
Gross margin in the fourth quarter of 2012 was 34 percent, compared to 38 percent in the third quarter of 2012 and 33 percent gross margin in the fourth quarter of 2011.
Total operating expenses were $15.8 million for the fourth quarter of 2012, a $1.9 million increase compared to the third quarter of 2012. Excluding restructuring charges, non-GAAP operating expenses were $12.7 million in the fourth quarter of 2012, a $0.7 million decrease compared with $13.4 million in the third quarter of 2012 and a $4.2 million decrease compared with $16.9 million in the fourth quarter of 2011.
Net loss for the fourth quarter of 2012 was $8.8 million or a $0.15 net loss per share. This compares with a net loss of $6.0 million, or a $0.10 net loss per share, in the third quarter of 2012, and a net loss of $4.2 million, or a $0.07 net loss per share, reported in the fourth quarter of 2011. Excluding restructuring charges, the non-GAAP net loss per share in the fourth quarter of 2012 was $0.10 as compared to a non-GAAP net loss per share of $0.10 in the third quarter of 2012 and a non-GAAP net loss per share of $0.04 in the fourth quarter of 2011.

2012 Financial Results
For the year ended December 31, 2012, net sales of $126.5 million, decreased $58.4 million or 31.6 percent, compared to $184.9 million in the prior year. Gross margin for 2012 was 35.5 percent, a five percentage point improvement over the 2011 gross margin of 30.4 percent.
Operating expenses for 2012 were $64.2 million, a $8.6 million decrease compared to 2011. Excluding restructuring charges, 2012 non-GAAP operating expenses were $59.1 million, a $11.8 million improvement compared to $70.9 million in 2011.
Net loss for the year was $19.3 million, or $0.33 loss per share, compared to a net loss of $18.0 million, or $0.32 loss per share in 2011. Excluding restructuring charges, the non-GAAP net loss per share was $0.24 in 2012 as compared to a non-GAAP net loss per share of $0.29 per share in 2011.

Conference Call
On Wednesday February 27, 2013, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2012 fourth quarter and annual financial results, current business conditions, the near-term business outlook and guidance for the first quarter of 2013. The conference call will be simultaneously webcast at www.mattson.com under the Investors section. To access the live conference call, please dial (970) 315-0417.

Use of Non-GAAP Measures
In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net loss per share exclude amounts listed as restructuring charges in the accompanying tables. Management uses non-GAAP operating expenses and net income/loss per basic and diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. Restructuring charges in the fourth quarter of 2012, third quarter of 2012, and fourth quarter of 2011 were $3.1 million, $0.5 million, and $1.8 million, respectively. Restructuring charges were $5.1 million and $1.9 million for the years ended December 31, 2012 and 2011, respectively.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements regarding the Company's future prospects and plans, including, but not limited to: expectations regarding net sales and operating expenses, continued cost-reduction initiatives, product positions and penetration, market opportunity and acceptance of Company products in various customer markets, future customer demand and industry and economic conditions, and potential future profitable growth, cash generation and other improved financial results. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: Company expectations with respect to continued growth of its business; growth of the industry and the size of the Company's served available market; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's cash position overall, especially as a result of payments made for inventory and the related collections upon shipment of such inventory; end-user demand for semiconductors, including the growing mobility electronics industry; customer demand for semiconductor manufacturing equipment; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market, to gain market share with such products and the overall mix of the Company's products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; the Company's dependence on international sales; volatility in the Company's stock price and any potential delisting of the stock from NASDAQ for the failure to maintain a minimum bid price; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: dry strip, rapid thermal processing and etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON/(510) 657-5900. Internet:www.mattson.com.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	$20,740	$20,398	$41,694	$126,526	$184,947
Cost of sales	13,763	12,664	27,827	81,626	128,699
Gross profit	6,977	7,734	13,867	44,900	56,248
Operating expenses:
Research, development and engineering	4,690	5,217	6,296	22,328	26,189
Selling, general and administrative	8,009	8,205	10,601	36,786	44,720
Restructuring charges	3,066	453	1,786	5,070	1,889
Total operating expenses	15,765	13,875	18,683	64,184	72,798
Loss from operations	(8,788)	(6,141)	(4,816)	(19,284)	(16,550)
Interest and other income (expense), net	283	(9)	2,136	449	270
Loss before income taxes	(8,505)	(6,150)	(2,680)	(18,835)	(16,280)
Provision for (benefit from) income taxes	315	(116)	1,494	484	1,670
Net loss	$(8,820)	$(6,034)	$(4,174)	$(19,319)	$(17,950)
Net loss per share:
Basic and diluted	$(0.15)	$(0.10)	$(0.07)	$(0.33)	$(0.32)
Shares used in computing net loss per share:
Basic and diluted	58,638	58,586	58,276	58,538	55,299

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$14,354	$31,073
Restricted cash	1,877	1,877
Accounts receivable, net	15,660	25,278
Advance billings	1,720	5,071
Inventories	33,309	29,203
Prepaid expenses and other current assets	4,561	9,024
Total current assets	71,481	101,526
Property and equipment, net	7,387	10,552
Intangibles, net	500	750
Other assets	701	1,015
Total assets	$80,069	$113,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,767	$16,785
Accrued compensation and benefits	4,496	5,781
Deferred revenue-current	6,189	12,117
Other current liabilities	7,518	10,666
Total current liabilities	29,970	45,349
Deferred revenues, non-current	3,059	3,158
Other long-term liabilities	3,748	5,191
Total liabilities	36,777	53,698
Stockholders' equity	43,292	60,145
Total liabilities and stockholders' equity	$80,069	$113,843